Exhibit 2.1

SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This SECOND AMENDMENT (this “Amendment”), dated as of September 12, 2023 to the Business Combination Agreement, dated as of December 5, 2022 (as amended by the First Amendment to Business Combination Agreement, dated as of June 11, 2023, the “Agreement”), by and among Ares Acquisition Corporation, a Cayman Islands exempted company (the “Purchaser”), X-Energy Reactor Company, LLC, a Delaware limited liability company (the “Company”), and, solely for purposes of Section 1.01(f), Section 6.25 and Article IX of the Agreement, each of The Kamal S. Ghaffarian Revocable Trust, IBX Company Opportunity Fund 1, LP, a Delaware limited partnership, IBX Company Opportunity Fund 2, LP, a Delaware limited partnership, IBX Opportunity GP, Inc., a Delaware corporation, GM Enterprises LLC, a Delaware limited liability company, and X-Energy Management, LLC, a Delaware limited liability company (collectively, the “Additional Parties”), is entered into by and between the Purchaser and the Company. The Purchaser and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS:

WHEREAS, the Purchaser, the Company and the Additional Parties entered into the Agreement on December 5, 2022;

WHEREAS, the Purchaser and the Company entered into the First Amendment to Business Combination Agreement on June 11, 2023, which amended certain terms of the Agreement;

WHEREAS, Section 9.10 of the Agreement provides that the Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser (which in the case of the Purchaser, shall require the approval of the Special Committee), the Company and, solely with respect to any amendment, supplement or modification of Section 1.01(f) of the Agreement or any provision of Article IX of the Agreement, the Additional Parties;

WHEREAS, the Parties wish to make certain amendments to the Agreement, which do not amend, supplement or modify Section 1.01(f) or Article IX of the Agreement, as set forth in this Amendment;

WHEREAS, the board of directors of the Purchaser and the Special Committee have: (a) determined that it is advisable and in the best interests of the Purchaser and the Purchaser Shareholders for the Purchaser to enter into this Amendment; (b) authorized and approved the execution and delivery of this Amendment and the transactions contemplated by this Amendment on the terms and subject to the conditions of this Amendment and (c) reaffirmed their respective recommendations of the approval of the Agreement, as amended by this Amendment, and the transactions contemplated by the Agreement to the shareholders of the Purchaser;

WHEREAS, the board of directors of the Company has: (a) determined that it is advisable and in the best interests of the Company and the members of the Company to enter into this Amendment and (b) authorized and approved the execution and delivery of this Amendment and the transactions contemplated by this Amendment on the terms and subject to the conditions of this Amendment; and

WHEREAS, concurrently with the execution of this Amendment, the Company has delivered to Purchaser the irrevocable affirmative written consent of the Requisite Members, in the form attached as Exhibit A, adopting and approving this Amendment pursuant to the terms and in accordance with and satisfaction of the conditions of the Company’s Organizational Documents and applicable Law.

NOW THEREFORE, the Parties agree as follows:

Section 1.1 Definitions. Except as otherwise indicated, capitalized terms used but not defined in this Amendment have the meanings given to them in the Agreement.

Section 1.2 Amendments.

(a) The defined term “Ares Commitment Letter” in Article X of the Agreement is amended and restated in its entirety to read as follows:

“Ares Commitment Letter” means the letter dated December 5, 2022, among AAC Holdings II LP, the Purchaser and the Company, as amended on June 11, 2023, and as may be further amended or supplemented from time to time, or superseded by definitive documentation among AAC Holdings II LP, a Delaware limited partnership, the Purchaser and the Company, including any Alternative Securities Subscription Agreement (as defined in such December 5, 2022 letter).

(b) The defined term “Base Purchase Price” in Article X of the Agreement is amended and restated in its entirety to read as follows:

“Base Purchase Price” means an amount equal to $1,050,000,000.

Section 1.3 No Other Amendments. All other provisions of the Agreement shall, subject to the amendments expressly set forth in Section 1.2 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the Parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to in the Agreement. This Amendment forms an integral and inseparable part of the Agreement.

Section 1.4 References. Each reference to “this Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Agreement shall, effective from the date of this Amendment, refer to the Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement and references in the Agreement, as amended by this Amendment, to “Signing Date,” “the date hereof,” “the date of this Agreement” and other similar references shall in all instances continue to refer to December 5, 2022, and references to the date of this Amendment and “as of the date of this Amendment” shall refer to September 12, 2023.

Section 1.5 Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each Party and the Additional Parties shall be bound by this Amendment. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the Parties.

Section 1.6 Incorporation by Reference. Each of the provisions of Section 9.02 (Notices), Section 9.03 (Binding Effect; Assignment), Section 9.04 (Third Parties), Section 9.05 (Governing Law), Section 9.06 (Jurisdiction), Section 9.07 (WAIVER OF JURY TRIAL), Section 9.08 (Specific Performance), Section 9.09 (Severability), Section 9.10 (Amendment; Waiver), Section 9.12 (Interpretation), Section 9.13 (Counterparts), Section 9.15 (Waiver of Claims Against Trust) and Section 9.16 (Non-Recourse) of the Agreement are incorporated by reference into this Amendment and shall apply mutatis mutandis to this Amendment.

Section 1.7 Further Assurances. The Parties shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Amendment and applicable Laws to consummate the Transactions as soon as reasonably practicable.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date first written above.

PURCHASER:

ARES ACQUISITION CORPORATION

By:	/s/ David B. Kaplan
Name: David B. Kaplan
Its: Chief Executive Officer

[Signature Page to Second Amendment to the Business Combination Agreement]

COMPANY:

X-ENERGY REACTOR COMPANY, LLC

By:	/s/ J. Clay Sell
Name: J. Clay Sell
Its: Chief Executive Officer

[Signature Page to Second Amendment to the Business Combination Agreement]